Filed Pursuant to Rule 433

Registration Statement No. 333-136268

March 23, 2009

PRICING TERM SHEET FOR THE 6.65% DEBENTURES, SERIES 2009 B

Issuer:	Consolidated Edison Company of New York, Inc.

Anticipated Ratings (Moody’s; S&P; Fitch)*:	A1 (Review for Possible Downgrade); A- (Stable); A- (Stable)

Issue of Securities:	6.65% Debentures, Series 2009 B due 2019

Principal Amount:	$475,000,000

Interest Rate and Interest Payment Dates:	6.65% per annum, payable April 1 and October 1, commencing on October 1, 2009

Record Dates:	March 15 and September 15

Maturity:	April 1, 2019

Treasury Benchmark:	2.75% due February 15, 2019

US Treasury Yield:	2.67%

Spread to Treasury:	+400 basis points

Re-offer Yield:	6.67%

Public Offering Price:	per Debenture: 99.854%; Total: $474,306,500

Optional Redemption:	Make Whole at Treasury Rate +50 basis points

Minimum Denomination:	$1,000

Settlement Date:	March 25, 2009 (T+2)

CUSIP:	209111 EX7

Joint Book-Running Managers:	Barclays Capital Inc.
Morgan Stanley & Co. Incorporated
Wachovia Capital Markets, LLC

Co-Managers:	Cabrera Capital Markets, LLC
KeyBanc Capital Markets Inc.
Mitsubishi UFJ Securities (USA), Inc.
Mizuho Securities USA Inc.
M.R. Beal & Company

*Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Barclays Capital Inc. toll free at 1-888-227-2275, Ext. 2663, Morgan Stanley & Co. Incorporated toll free at 1-866-718-1649 or Wachovia Capital Markets, LLC toll free at 1-800-326-5897.